Exhibit 99.1

SEC Grants The Ohio Art Company’s Voluntary Delisting

Bryan, OH, August 23, 2004. The Ohio Art Company (ASE: OAR) – The Ohio Art Company today announced it has received notice from the Securities and Exchange Commission (SEC), granting the Company’s application to voluntarily withdraw from listing on the American Stock Exchange effective at the opening of business on August 23, 2004.

The Company has voluntarily delisted from the American Stock Exchange, and its common stock is currently being quoted on the Pink Sheets.  Continued activity on the Pink Sheets is dependent on the willingness of market makers to maintain an ongoing market in the Company’s common stock.  No guarantee can be made that trading will continue.

The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for OTC securities in real-time.  Pink Sheets is neither a Securities and Exchange Commission (SEC) Registered Stock Exchange nor a Broker-Dealer.

Established in 1908 and headquartered in Bryan, Ohio, The Ohio Art Company manufactures and markets the world famous Etch A Sketch® drawing toy, as well as a complete line of toys that enhance and provide development, creativity, and positive reinforcement. Product lines include ``Making Creativity Fun’’ activity toys, such as Etch A Sketch®, Betty Spaghetty® Fashion doll, A.R.M. 4000 XL™ water toy and ETO™, an electronic drawing toy. In addition, the Company’s Diversified Products Division manufactures specialty plastic and lithographed products for the automotive, photographic, food container, and specialty premium markets.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Factors that might cause such a difference include overall economic conditions, the effectiveness of strategic partnerships, changes in technology and industry standards, increased competition and market acceptance of the Company’s products and services and those of its competitors.